UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

DFC Global Corp.

(Exact name of registrant as specified in charter)

Delaware	000-50866	23-2636866
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania

(Address of principal executive offices)

(610) 296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 15, 2014, DFC Global Corp. (the “Company”) announced that it has commenced cash tender offers (each an “Offer” and, collectively, the “Offers”) for any and all of the $230,000,000 outstanding principal amount of its 3.25% Senior Convertible Notes due 2017 (the “2017 Notes”), any and all of the $36,195,000 outstanding principal amount of its 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) and any and all of the $120,000,000 outstanding principal amount of its 3.00% Senior Convertible Notes due 2028 (the “2028 Notes” and, together with the 2017 Notes and the 2027 Notes, the “Notes”), all issued by the Company.

The Offers will be funded using a portion of the proceeds from an offering by an affiliate of the Purchaser Parties (defined below) in connection with the previously disclosed proposed merger of the Company with Purchaser pursuant to the Agreement and Plan of Merger, dated April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (as successor in interest to LSF8 Sterling Merger Company, LLC, “Purchaser,” and together with Parent, the “Purchaser Parties”), and the Company (as the same may be amended from time to time, the “Merger Agreement”).

The Offers will expire at 11:00 a.m., New York City time, on June 13, 2014 (the “Expiration Time”), unless the Offers are earlier terminated or extended by the Company, in its sole discretion. The consideration payable (a) for the 2017 Notes will be $1,003.30 per $1,000 principal amount of the 2017 Notes validly tendered, (b) for the 2027 Notes will be $1,002.98 per $1,000 principal amount of the 2027 Notes validly tendered and (c) for the 2028 Notes will be $1,003.08 per $1,000 principal amount of the 2028 Notes validly tendered. Validly tendered Notes accepted for purchase will also be paid accrued and unpaid interest from the last interest payment date up to, but not including, the payment date for such Notes purchased pursuant to the Offers, which is expected to be promptly following the Expiration Time.

The Offers are subject to the satisfaction or waiver of a number of conditions on or prior to the Expiration Time, including consummation of the merger contemplated by the Merger Agreement, pursuant to which Purchaser will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company is making the Offers in connection with the Merger to acquire all of the outstanding Notes validly tendered and not validly withdrawn in order to retire the associated debt.

The terms and conditions of the Offers are set forth in the Offer to Purchase dated May 15, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”). Holders of the Notes should read the Offer to Purchase and Letter of Transmittal and the other related Offer materials because they contain important information.

The Offers are not conditioned on any minimum amount of any Notes being tendered, nor are the Offers subject to a financing condition. Furthermore, subject to applicable law, the Company may, in its sole discretion, waive any and all conditions applicable to the Offers or extend, terminate or otherwise amend the Offers. If the Company terminates any Offer without purchasing any Notes tendered pursuant to such Offer, the Company will promptly return the Notes tendered pursuant to such Offer to the tendering holders or the designees they properly specify in their Letters of Transmittal.

A copy of the press release announcing the Offers is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of DFC Global Corp., dated May 15, 2014.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

By:	/s/ William M. Athas
William M. Athas Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

Date: May 15, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of DFC Global Corp., dated May 15, 2014.